BRT APARTMENTS CORP. REPORTS FIRST QUARTER RESULTS FOR 2021

–Revenues Rise As Well-Positioned Portfolio Produces First Quarter Growth -

Great Neck, New York – May 6, 2021 – BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns, operates, and, to a lesser extent, develops multi-family properties, today reported that for the three months ended March 31, 2021, it generated a net loss of $3.77 million, or $0.22 per diluted share, Funds from Operations, or FFO1, of $6.03 million, or $0.35 per diluted share, and Adjusted Funds from Operations, or AFFO, of $5.13 million, or $0.30 per diluted share.

Jeffrey A. Gould, President and Chief Executive Officer stated, “BRT produced an impressive year-over-year improvement in AFFO per share reflecting a combined 3.3% same store growth in net operating income, or NOI, across our portfolio. We continue to see pockets of strength allowing us to selectively raise rental rates. Our financial capacity has continued to improve over the last 12 months reflecting the expansion of our revolving line of credit and the sale of an 80% interest in a joint venture interest. Our confidence continues to grow about the year ahead as there is strong demand in many of our markets. We remain disciplined in our acquisition efforts and are well-positioned to move quickly if we identify properties that meet our accretive underwriting standards.”

Financial Results:

In the quarter ended March 31, 2021, BRT Apartments reduced its net loss to common stockholders by $1.06 million to $3.77 million, or $0.22 per diluted share, as compared to net loss to common stockholders of $4.83 million, or $0.29 per diluted share, for the prior year period. The year-over-year improvement was primarily due to a $523,000 reduction in professional fees in the current quarter and a $470,000 improvement in the current quarter of equity in loss from unconsolidated joint ventures.

FFO increased to $6.03 million, or $0.35 per diluted share, for the quarter ended March 31, 2021, from $3.30 million, or $0.19 per diluted share, in the corresponding quarter in 2020. The increase is due to BRT’s share of insurance recoveries on three joint venture properties impacted by the ice storms in Texas in February and, to a lesser extent, improved operating margins at the Company’s consolidated and unconsolidated properties and reduced interest expense.

AFFO increased to $5.13 million, or $0.30 per diluted share, for the quarter ended March 31, 2021, from $3.97 million, or $0.23 per diluted share, in the 2020 quarter, reflecting improved operating margins at the Company’s consolidated and unconsolidated properties and reduced interest expense.

Operating Results:

During the quarter, BRT’s portfolio benefitted from improved rental rates, occupancy rates and ancillary income at its consolidated and unconsolidated properties. Rental and other revenues from consolidated properties for the current three months increased $350,000, or 5.2%, to $7.10 million, from $6.75 million for the quarter ended March 31, 2020 reflecting improved rental rates and to a lesser extent, increases in occupancy rates and ancillary income. Rental and other revenues from unconsolidated properties2 for the current three months increased $1.83 million, or 5.9%, to $32.67 million from $30.84
1 A description and reconciliation of non-GAAP financial measures (e.g., FFO, AFFO and NOI) to GAAP financial measures is presented later in this release.
2 For information regarding the results of operations of BRT’s unconsolidated subsidiaries, see note 9 to our consolidated financial statements in our Quarterly Report on Form 10-Q for the period ending March 31, 2021.

million for the quarter ended March 31, 2020, due primarily to increases in ancillary income and occupancy rates, and, to a lesser extent, rental rates.

Total operating expenses for the quarter ended March 31, 2021 decreased $418,000, or 4.2%, to $9.43 million, from $9.85 million for the quarter ended March 31, 2020, reflecting lower professional fees and interest expense. Total operating expenses for the unconsolidated properties for the quarter ended March 31, 2021 were $34.61 million compared to $33.65 million for the quarter ended March 31, 2020, reflecting an increase in real estate operating expenses.

Equity in loss of unconsolidated joint ventures for the current quarter was reduced by $470,000 to a loss of $1.35 million from a loss of $1.82 million in the corresponding quarter of 2020. The improvement is due primarily to the increase in rental and other revenues at unconsolidated subsidiaries.

During the first quarter of 2021, the Company’s net operating income, or NOI, at consolidated same store properties grew 8.3% to $3.73 million in the 2021 quarter from $3.44 million in the 2020 quarter reflecting an improvement in same store property revenues.

Balance Sheet:

At March 31, 2021, BRT had $19.41 million of cash and cash equivalents, total assets of $357.95 million, total debt of $166.79 million, and total BRT Apartments Corp. stockholders’ equity of $170.54 million.

At March 31, 2021, BRT’s unconsolidated subsidiaries had cash and cash equivalents of $14.90 million, total assets of $1.11 billion and total debt of $828.59 million.

At March 31, 2021, BRT’s available liquidity was approximately $37.92 million, comprising $19.41 million of cash and cash equivalents, $8.51 million of restricted cash, and $10.00 million available under its credit facility.

Disposition:

As previously reported, during the quarter we entered into an agreement to sell Kendall Manor-Houston, Texas to an unrelated third party, for approximately $24.5 million and anticipate the transaction will close in May 2021. We anticipate that the transaction will close in May and estimate that we will recognize, in the quarter ending June 30, 2021, a gain on sale of this property of approximately $7.4 million.

Subsequent Events:

In April 2021, the amount available under the Company’s credit facility was increased to $15 million, subject to compliance with borrowing base and other requirements, and the maturity of the facility was extended until April 2023. Consequently, the Company’s available liquidity as of April 30, 2021 was approximately $45.49 million, comprising $21.98 million of cash and cash equivalents, $8.51 million of restricted cash, and up to $15.0 million available under its credit facility.

In April 2021, the Company completed the sale of an 80% interest in Anatole Apartments - Daytona Beach, Florida to its joint venture partner, for approximately $7.54 million. It is anticipated that in the quarter ending June 30, 2021, the Company will recognize a $2.20 million gain related to this transaction.

On May 4, 2021, the Company purchased, for $6 million, an additional 14.7% interest in Civic Center I and Civic Center II - Southaven, MS, from its joint venture partner. After giving effect to such purchase, the Company owns 74.7% of the venture that owns these properties.

Conference Call and Webcast Information:
The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 8:30 a.m. ET on Friday, May 7, 2021. Jeffrey A. Gould, Chief Executive Officer will host the call. To participate in the conference call, callers from the United States and Canada should dial 1-877-407-9208, and international callers should dial 1-201-493-6784, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab at https://brtapartments.com/investor-relations.

A replay of the conference call will be available after 11:30 a.m. ET on Friday, May 7, 2021 through 11:59 p.m. ET on Friday, May 21, 2021. To access the replay, listeners may use 1-844-512-2921 domestic) or 1-412-317-6671 (international). The passcode for the replay is 13719294.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of a multi-family REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in loss of unconsolidated joint ventures, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate, and (3) gain on insurance recoveries related to casualty loss. BRT defines "Same Store NOI" as NOI for all its properties that were owned for the entirety of the periods being presented, other than properties in lease up or development. Because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Other factors that could cause BRT’s actual results, performance or achievements to differ materially from its expectations include: the restatement of its financial statements and reviews, if any, of its financial statements, accounting, accounting policies and internal control over financial reporting; and the impact of the COVID-19 pandemic on its operations, liquidity and capital resources. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, as amended, and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter.

Additional Information:

BRT is a real estate investment trust that owns, operates and, to a lesser extent, develops multi-family properties. As of April 31, 2021, BRT owns or has interests in 30 multi-family properties with 8,954 units, located across 11 states. Eight properties are wholly-owned and the balance are owned through unconsolidated joint ventures in which BRT generally owns a substantial equity interest. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended March 31, 2021 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Real estate properties, net of accumulated depreciation	$142,078	$160,192
Investments in unconsolidated joint ventures	164,248	169,474
Cash and cash equivalents	19,406	19,885
Restricted cash	8,511	8,800
Other assets	6,910	7,390
Real estate property held for sale	16,800	—
Total assets	$357,953	$365,741

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$129,698	$130,434
Junior subordinated notes, net of deferred costs	37,088	37,083
Accounts payable and accrued liabilities	20,678	20,536
Total Liabilities	187,464	188,053

Total BRT Apartments Corp. stockholders’ equity	170,538	177,772
Non-controlling interests	(49)	(84)
Total Equity	170,489	177,688
Total Liabilities and Equity	$357,953	$365,741

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues:
Rental and other revenues from real estate properties	$7,095	$6,745
Other income	4	179
Total revenues	7,099	6,924

Expenses:
Real estate operating expenses	3,117	3,058
Interest expense	1,660	1,860
General and administrative	3,114	3,367
Depreciation	1,537	1,561
Total expenses	9,428	9,846
Total revenue less total expenses	(2,329)	(2,922)
Equity in loss of unconsolidated joint ventures	(1,345)	(1,815)
Loss from continuing operations	(3,674)	(4,737)
Income tax provision	57	62
Net loss from continuing operations, net of taxes	(3,731)	(4,799)
Net income attributable to non-controlling interests	(34)	(32)
Net loss attributable to common stockholders	$(3,765)	$(4,831)

Per share amounts attributable to common stockholders:
Basic	$(0.22)	$(0.29)
Diluted	$(0.22)	$(0.29)

Funds from operations - Note 1	$6,029	$3,298
Funds from operations per common share - diluted - Note 2	$0.35	$0.19

Adjusted funds from operations - Note 1	$5,125	$3,968
Adjusted funds from operations per common share - diluted -Note 2	$0.30	$0.23

Weighted average number of shares of common stock outstanding:
Basic	17,319,222	16,932,252
Diluted	17,319,222	16,932,252

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Note 1:
Funds from operations is summarized in the following table:
GAAP Net loss attributable to common stockholders	$(3,765)	$(4,831)
Add: depreciation of properties	1,537	1,561
Add: our share of depreciation in unconsolidated joint ventures	6,599	6,572
Add: our share of impairment charge in unconsolidated joint ventures	1,662	—
Adjustments for non-controlling interests	(4)	(4)
NAREIT Funds from operations attributable to common stockholders	6,029	3,298

Adjustments for: straight-line rent accruals	(10)	(10)
Add: amortization of restricted stock and restricted stock units	538	438
Add: amortization of deferred borrowing costs	80	80
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	148	160
Less: our share of insurance recovery from unconsolidated joint ventures	(1,662)	—
Adjustments for non-controlling interests	2	$2
Adjusted funds from operations attributable to common stockholders	$5,125	$3,968

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Note 2:
GAAP Net loss attributable to common stockholders	$(0.22)	$(0.29)
Add: depreciation of properties	0.09	0.09
Add: our share of depreciation in unconsolidated joint ventures	0.38	0.39
Add: our share of impairment charge in unconsolidated joint venture	0.10	—
Adjustment for non-controlling interests	—	—
NAREIT Funds from operations per diluted common share	0.35	0.19

Adjustments for: straight line rent accruals	—	—
Add: amortization of restricted stock and restricted stock units	0.04	0.03
Add: amortization of deferred borrowing costs	—	—
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	0.01	0.01
Less: our share of insurance recovery from unconsolidated joint ventures	(0.10)	—
Adjustments for non-controlling interests	—	—
Adjusted funds from operations per diluted common share	$0.30	$0.23

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI TO NET INCOME
(Unaudited)

	Three Months Ended March 31,
Consolidated	2021	2020
GAAP Net loss attributable to common stockholders	$(3,765)	$(4,831)
Less: Other Income	(4)	(179)
Add: Interest expense	1,660	1,860
General and administrative	3,114	3,367
Depreciation	1,537	1,561
Provision for taxes	57	62
Equity in loss of unconsolidated joint venture properties	1,345	1,815
Add: Net income attributable to non-controlling interests	34	32
Net Operating Income	$3,978	$3,687

Less: Non-same store Net Operating Income	$(249)	$(245)
Same store Net Operating Income	$3,729	$3,442

The following tables provides a reconciliation of NOI to net income attributable to common stockholders as computed in accordance with GAAP for the periods presented for BRT's pro rata share of the unconsolidated properties:

Unconsolidated	Three Months Ended March 31,
	2021	2020
BRT's equity in loss from joint ventures	$(1,345)	$(1,815)
Add: Interest expense	5,459	5,570
Depreciation	6,599	6,572
Less: Impairment of asset	(1,662)	—
Add: Insurance recovery	1,662	—
Other non-multi family	(9)	(8)
Net Operating Income	$10,704	$10,319

Less: Non-same store Net Operating Income	$(1,044)	$(800)
Same store Net Operating Income	$9,660	$9,519

Consolidated same store Net Operating Income	$3,729	$3,442
Unconsolidated same store Net Operating Income	9,660	9,519
Combined same store Net Operating Income	$13,389	$12,961